EXHIBIT 99.6

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION
As previously reported on a Current Report on Form 8-K filed with the Securities and Exchange Commission on April 28, 2015 (the “Initial Form 8-K”), on April 28, 2015, Microsemi Corporation (“Microsemi”, "we", "our", and similar terms) through our indirect wholly-owned subsidiary LLIU100 Acquisition Corp. ("Purchaser"), completed the acquisition of Vitesse Semiconductor Corporation, ("Vitesse"). On Amendment No. 1 to the Initial 8-K, included pro forma financial information relating to Microsemi’s acquisition of Vitesse. This Amendment No. 2 to to the Initial 8-K includes pro forma financial information for the periods specified below.
The unaudited pro forma condensed combined balance sheet combines Microsemi's March 29, 2015 unaudited condensed consolidated balance sheet with Vitesse's unaudited consolidated balance sheet as of March 31, 2015. The unaudited pro forma condensed combined balance sheet gives pro forma effect as if the Vitesse acquisition had been completed on March 31, 2015.
The unaudited pro forma condensed combined statement of operations for the six months ended March 29, 2015 combines Microsemi's unaudited condensed consolidated statement of operations for the six months ended March 29, 2015 with Vitesse's unaudited consolidated statement of operations for the six months ended March 31, 2015. The unaudited pro forma condensed combined statements of operations gives pro forma effect as if the Vitesse acquisition had been completed on September 30, 2013, the first day of fiscal year 2014.
The following unaudited pro forma condensed combined financial information and related notes present the historical financial information of Microsemi and Vitesse adjusted to give pro forma effect to events that are (1) directly attributable to the acquisition, (2) factually supportable, and (3) with respect to the condensed combined statements of operations, expected to have a continuing impact on the combined results. The pro forma adjustments are based upon currently available information and certain assumptions that Microsemi believes are reasonable under the circumstances. The pro forma information presented is for illustrative purposes only and is not necessarily indicative of the financial position or results of operations that would have been realized if the acquisitions had been completed on the dates indicated, nor is it indicative of future operating results or financial position.
The purchase price allocation is preliminary, primarily with respect to tax contingency matters. A final determination of fair values of assets acquired and liabilities assumed relating to the Vitesse acquisition could differ materially from the preliminary purchase price allocation. This final valuation will be based on the actual net tangible and intangible assets of Vitesse that existed as of the date of the completion of the Vitesse acquisition. The final valuation may materially change the allocation of the purchase price, which could materially affect the fair values assigned to the assets and liabilities and could result in a material change to the unaudited pro forma condensed combined financial statements.
These unaudited pro forma condensed combined financial statements should be read in conjunction with the historical consolidated financial statements and related notes contained in the annual, quarterly and other reports filed by Microsemi and Vitesse with the Securities and Exchange Commission.

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET
AS OF MARCH 29, 2015
(amounts in thousands)

	Historical Microsemi	Historical Vitesse	Pro Forma Adjustments		Pro Forma Combined
Assets
Current assets:
Cash and cash equivalents	$236,321	$25,642	$(379,512)	(a)	$236,321
			(16,601)	(h)
			370,471	(i)
Accounts receivable	181,383	9,008	—		190,391
Inventories	204,435	16,144	22,539	(c)	243,118
Deferred income taxes, net	27,303	—	—		27,303
Other current assets	32,483	2,851	—		35,334
Total current assets	681,925	53,645	(3,103)		732,467

Property and equipment, net	151,691	2,619	—		154,310
Goodwill	886,865	—	272,554	(g)	1,159,419
Intangible assets, net	305,619	—	102,370	(d)	407,989
Deferred income taxes, net	19,483	—	—		19,483
Other assets	29,603	3,530	—		33,133
Total assets	$2,075,186	$59,794	$371,821		$2,506,801

Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable	$69,987	$8,817	$—		$78,804
Accrued liabilities	82,668	11,145	(2,712)	(e)	91,101
Current portion of long-term debt	—	—	32,500	(i)	32,500
Total current liabilities	152,655	19,962	29,788		202,405

Long term debt	693,768	16,601	(16,601)	(h)	1,031,739
			346,626	(i)
			(8,655)	(i)
Deferred income taxes	39,254	—	39,924	(f)	79,178
Other long-term liabilities	47,046	253	—		47,299

Stockholders’ equity:
Common stock	19,019	693	(693)	(j)	19,019
Capital in excess of par value of common stock	783,575	1,928,393	(1,928,393)	(j)	787,292
			3,717	(b)
Retained earnings (loss)	343,139	(1,906,108)	1,906,108	(j)	343,139
Accumulated other comprehensive loss	(3,270)	—	—		(3,270)
Total stockholders’ equity	1,142,463	22,978	(19,261)		1,146,180

Total liabilities and stockholders' equity	$2,075,186	$59,794	$371,821		$2,506,801
See accompanying notes to unaudited pro forma condensed combined financial information.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
FOR THE SIX MONTHS ENDED MARCH 29, 2015
(amounts in thousands, except earnings per share)

	Historical Microsemi	Historical Vitesse	Pro Forma Adjustments		Pro Forma Combined
Net sales	$599,762	$45,630	$—		$645,392
Cost of sales	262,422	18,372	—		280,794
Gross profit	337,340	27,258	—		364,598
Operating expenses:
Selling, general and administrative	121,093	15,362	—		136,455
Research and development	93,958	22,023	—		115,981
Amortization of intangible assets	46,273	—	7,441	(d)	53,714
Restructuring and severance charges	10,913	—	—		10,913
Total operating expenses	272,237	37,385	7,441		317,063
Operating income (loss)	65,103	(10,127)	(7,441)		47,535
Other (expenses):
Interest expense, net	(12,081)	(1,291)	1,291	(k)	(16,267)
			(4,186)	(l)
Other, net	(843)	(29)	—		(872)
Total other expense	(12,924)	(1,320)	(2,895)		(17,139)
Income (loss) before income taxes	52,179	(11,447)	(10,336)		30,396
Provision for (benefit from) income taxes	7,605	258	(4,031)	(m)	3,832
Net income (loss)	$44,574	$(11,705)	$(6,305)		$26,564
Earnings per share:
Basic	$0.47				$0.28
Diluted	$0.47				$0.28
Weighted-average common shares outstanding:
Basic	93,984				93,984
Diluted	95,345				95,345
See accompanying notes to unaudited pro forma condensed combined financial information.

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

The total consideration as shown in the table below is allocated to Vitesse's tangible and intangible assets and liabilities based on their estimated fair values as of the assumed acquisition date (amounts in thousands):

Calculation of consideration:
Cash	$379,512	(a)
Fair value of assumed equity awards allocated to purchase price	3,717	(b)
	$383,229

Preliminary allocation of consideration:
Book value of Vitesse net assets as of the pro forma acquisition date	$22,978
Adjustments to historical net book value:
Inventories	22,539	(c)
Identifiable intangible assets	102,370	(d)
Deferred revenue	2,712	(e)
Deferred tax liability	(39,924)	(f)
Adjusted book value of Vitesse net assets as of the pro forma acquisition date	$110,675

Adjustment to goodwill	$272,554	(g)

(a)	Amount represents cash consideration paid for all the equity interests in Vitesse.

(b)
Amount represents an estimate of the fair value of vested assumed equity awards. The fair value of assumed stock options was calculated using the Black-Scholes pricing model and the fair value of assumed restricted stock units was calculated using the prior day closing price of Microsemi common stock immediately before the April 28, 2015 acquisition date of $33.01.

(c)
Amount on the unaudited pro forma condensed combined balance sheet represents the adjustment to state inventories acquired as of a pro forma acquisition date of March 31, 2015 to estimated fair value, less cost to sell.

(d)	The allocation of identifiable intangible assets and their estimated useful lives are as follows (dollar amounts in thousands):

	Asset Amount	Weighted Average Useful Life (Years)	For Forma Amortization Expense for the Six Months Ended March 29, 2015
Completed technology	$87,000	7	$6,643
Customer relationships	14,370	9	798
Other	1,000	1	—
	$102,370		$7,441

(e)	Amount represents the adjustment to state the $2.7 million in deferred revenue on the historical Vitesse balance sheet from shipments at distributors to estimated fair value.

(f)	Amount represents deferred tax liabilities, calculated at a statutory effective rate of 39%, related to the allocation of identifiable intangible assets.

(g)	The factors that contributed to a purchase price resulting in the recognition of goodwill include:

•	The premium paid over market capitalization immediately prior to the merger announcement.

•	Our belief that the merger will create a more diverse semiconductor company with expansive offerings which will enable us to expand our product offerings.

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

•
Our belief that both companies are committed to improving cost structures and that our combined efforts after the merger should result in a realization of cost savings and an improvement of overall efficiencies.

(h)	Amount represents the principal payment of Vitesse long-term debt.

(i)
Amount represents incremental term loan borrowings of $325.0 million and revolver borrowing of $45.7 million under Amendment No. 6 to our existing Amended and Restated Credit Agreement (the “Amended Credit Agreement"). In conjunction with the Amended Credit Agreement and related borrowings, we paid $8.7 million in financing costs that we have deferred and will recognize over the term of the facility.

(j)	Amounts represent the elimination of Vitesse's historical equity accounts.

(k)	Amounts represent pro forma adjustments to reflect the elimination of interest expense based on the assumption that existing Vitesse debt would have been repaid at the acquisition date.

(l)	Amounts represent incremental interest expense from incremental term loan and revolver borrowing with assumptions as follows (amounts in thousands, except for percentages):

Six Months Ended March 31, 2015
Average principal outstanding	$263,438
Interest rate	2.4%
Interest expense before amortization of deferred financing costs	$3,188
Amortization of deferred financing costs	$998
Interest expense	$4,186
For the six months ended March 31, 2015, the average principal outstanding was based on a a minimum term A loan amortization of $8.1 million quarter which represents the minimum amortization of term A loan required under the Amended Credit Agreement. Amortization of deferred financing costs relates to the $8.7 million in financing costs that will be recognized over term of the facility.

(m)	Amount represents a pro forma benefit from income taxes on the pro forma adjustments calculated at a statutory effective rate of 39%.